Exhibit 99.1

Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media: Eric Boyriven/Alexandra Tramont
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2009 SECOND QUARTER

Melville, NY, April 2, 2009 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2009 second quarter ended February 28, 2009.

For the fiscal 2009 second quarter, net sales were $351.9 million, compared with $436.5 million in the second quarter of fiscal 2008.  Fiscal 2009 second quarter operating income was $43.2 million, or 12.3% of net sales, compared with $78.6 million, or 18.0% of net sales, in the prior year period.  Net income for the fiscal 2009 second quarter was $26.3 million, compared with net income of $47.5 million in the second quarter of fiscal 2008.  Diluted earnings per share in the fiscal 2009 second quarter were $0.42 (based on 62.5 million diluted shares outstanding), compared to $0.73 (based on 65.2 million diluted shares outstanding) in the second quarter of fiscal 2008.

For the first half of fiscal 2009, net sales were $784.9 million, compared with net sales of $874.0 million in the first half of fiscal 2008.  For the first half of fiscal 2009, operating income was $117.7 million, or 15.0% of net sales, compared with $156.6 million, or 17.9% of net sales, in the first half of fiscal 2008.  Net income for the first half of fiscal 2009 was $71.4 million compared with $94.3 million in the prior year period.  Diluted earnings per share for the first half of fiscal 2009 were $1.14 (based on 62.5 million diluted shares outstanding), compared to $1.43 (based on 66.0 million diluted shares outstanding) a year ago.

“Our performance in the fiscal second quarter represents solid execution in the face of market conditions that continued to deteriorate,” said David Sandler, President and Chief Executive Officer.  “During the quarter, we continued to provide our customers with unmatched levels of service and support, which we believe resulted in taking additional market share during the period.  We also moved quickly to reduce expenses and protect gross margins as overall market conditions and sales levels deteriorated.  We are leveraging our strong cash flows by continuing to make prudent investments in our future growth, by adding to our sales team, improving our efficiency, further enhancing our service model, and resuming the build out of our geographic presence.  As a result, we believe MSC is well positioned to gain market share and capitalize on growth opportunities, which will ultimately allow us to outperform the sector when the economy improves.”

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2009 SECOND QUARTER RESULTS	Page -2-

“We are very pleased with our execution in the fiscal 2009 second quarter,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “By carefully controlling our costs, we were able to achieve margins that were above our expectations despite the soft sales environment.  We remain focused on controlling our costs, and recently took additional steps which will allow us to significantly reduce our expenses and drive further reductions in operating expense in fiscal 2009.  We also continued to generate significant cash, converting over 200% of our net income into operating cash flow and generating free cash flow (see Note 1) of $69.6 million.  As a result, we have increased our cash levels by over 200% since fiscal 2008 year end to $137.9 million.  Based on our strong balance sheet and liquidity position, we remain confident in our ability to strategically invest in our future and take advantage of growth opportunities in the current market environment.”

Mr. Sandler concluded, “We are operating through one of the most severe economic situations our industry has experienced.  Feedback from our customers indicates that the market conditions they face became even more challenging as the quarter progressed, and most are responding with additional efforts to reduce their labor costs and inventory. While sales are under pressure, we believe a larger proportion of customers’ business is being shifted to MSC, as our unmatched customer service, product offering, and value-added solutions makes us a partner our customers can trust to support their needs and provide additional supply chain security at a critical time in their businesses.  We have taken a number of steps that position MSC to not only weather the current economic storm, but flourish once the economic cycle turns.  While the challenges of the current marketplace are, and will continue to pressure our near-term results, we firmly believe that they also provide us with significant opportunities.  We are confident that our management team has the experience to successfully navigate the current environment and position us for significant growth over the longer term.”

For the fiscal 2009 third quarter, the Company currently expects net sales of between $339 million and $351 million, and expects diluted earnings per share to be between $0.37 and $0.41.  The Company currently expects continued strong cash flow performance in the fiscal 2009 third quarter. Expectations are based on MSC’s financial performance in the first several weeks of the third quarter of fiscal 2009.  The Company cautioned that its guidance should be viewed in the context of the unprecedented market conditions and the resulting variability in actual results versus expectations.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2009 second quarter, and to comment on current operations. The call may be accessed via the Internet in the Investor Relations section (under “About MSC”) of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through April 16, 2009.

Note 1 – Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment as shown on the Company’s condensed consolidated statements of cash flows.  Net cash provided by operating activities during the fiscal 2009 second quarter was $75.5 million.  Expenditures for property, plant and equipment during the fiscal 2009 second quarter were $5.9 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, debt repayment and repurchases of the Company’s stock.  Free cash flow is not a measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and may not be defined and calculated by other companies in the same manner.  Free cash flow should not be considered a substitute for “Operating income,” “Net income,” “Net cash flows provided by operating activities” or any other measure determined in accordance with GAAP.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2009 SECOND QUARTER RESULTS	Page -3-

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 590,000 industrial products from approximately 3,000 suppliers to approximately 357,000 customers. In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time. MSC reaches its customers through a combination of approximately 27 million direct-mail catalogs and CD-ROMs, 96 branch sales offices, 914 sales people, the Internet and associations with some of the world's most prominent B2B e-commerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about future expected net sales and diluted earnings per share, shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing customer and product mixes, changing market conditions, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2009 SECOND QUARTER RESULTS	Page -4-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets
(In thousands)

	February 28, 2009	August 30, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$137,928	$42,843
Accounts receivable, net of allowance for doubtful accounts	175,166	216,407
Inventories	289,215	320,434
Prepaid expenses and other current assets	14,040	19,185
Deferred income taxes	24,624	23,807
Total current assets	640,973	622,676

Property, plant and equipment, net	131,397	128,931
Goodwill	271,765	272,143
Identifiable intangibles, net	59,290	62,885
Other assets	10,772	16,091
Total assets	$1,114,197	$1,102,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$95,000	$91,000
Current maturities of long-term notes payable	48,852	43,726
Accounts payable	42,555	54,511
Accrued liabilities	47,062	61,364
Total current liabilities	233,469	250,601
Long-term notes payable	72,763	98,473
Deferred income tax liabilities	46,338	42,040
Total liabilities	352,570	391,114
Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock	--	--
Class A common stock	60	59
Class B common stock	18	18
Additional paid-in capital	438,151	431,330
Retained earnings	804,824	758,347
Accumulated other comprehensive loss	(3,661)	(676)
Class A treasury stock, at cost	(477,765)	(477,466)
Total shareholders’ equity	761,627	711,612
Total liabilities and shareholders’ equity	$1,114,197	$1,102,726

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2009 SECOND QUARTER RESULTS	Page -5-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income
 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 28, 2009	March 1, 2008	February 28, 2009	March 1, 2008
Net sales	$351,910	$436,486	$784,932	$874,040
Cost of goods sold	188,111	233,428	417,059	468,412
Gross profit	163,799	203,058	367,873	405,628
Operating expenses	120,557	124,443	250,203	249,043
Income from operations	43,242	78,615	117,670	156,585
Other (Expense) Income:
Interest expense	(774)	(2,459)	(2,668)	(4,923)
Interest income	234	136	546	375
Other (expense) income, net	(26)	35	(21)	76
Total other expense	(566)	(2,288)	(2,143)	(4,472)
Income before provision for income taxes	42,676	76,327	115,527	152,113
Provision for income taxes	16,398	28,867	44,154	57,787
Net income	$26,278	$47,460	$71,373	$94,326
Per Share Information:
Net income per common share:
Basic	$0.43	$0.74	$1.16	$1.45
Diluted	$0.42	$0.73	$1.14	$1.43
Weighted average shares used in computing net income per common share:
Basic	61,675	64,489	61,644	65,067
Diluted	62,466	65,198	62,479	65,965
Cash dividends declared per common share	$0.20	$0.18	$0.40	$0.36

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2009 SECOND QUARTER RESULTS	Page -6-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty- Six Weeks Ended
	February 28, 2009	March 1, 2008
Cash Flows from Operating Activities:
Net income	$71,373	$94,326
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,371	13,372
Stock-based compensation	5,260	5,220
Loss on disposal of property, plant and equipment	--	3
Provision for doubtful accounts	2,945	1,820
Deferred income taxes	3,481	(210)
Excess tax benefits from stock-based compensation	(172)	(657)

Changes in operating assets and liabilities:
Accounts receivable	36,466	(21,280)
Inventories	29,228	(5,273)
Prepaid expenses and other current assets	4,983	2,354
Other assets	5,094	3,969
Accounts payable and accrued liabilities	(24,186)	(26,657)

Total adjustments	76,470	(27,339)

Net cash provided by operating activities	147,843	66,987

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(12,732)	(5,940)
Proceeds from sale of property, plant and equipment	448	--

Net cash used in investing activities	(12,284)	(5,940)

Cash Flows from Financing Activities:
Purchases of treasury stock	(1,200)	(120,429)
Payment of cash dividends	(24,896)	(23,633)
Excess tax benefits from stock-based compensation	172	657
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,440	1,510
Proceeds from exercise of Class A common stock options	839	1,877
Net proceeds under revolving loans from credit facility	4,000	94,000
Repayments of notes payable under the credit facility and other notes	(20,584)	(15,454)
Net cash used in financing activities	(40,229)	(61,472)

Effect of foreign exchange rate changes on cash and cash equivalents	(245)	(21)
Net increase (decrease) in cash and cash equivalents	95,085	(446)
Cash and cash equivalents – beginning of period	42,843	7,797
Cash and cash equivalents – end of period	$137,928	$7,351
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$38,280	$55,726
Cash paid for interest	$3,169	$5,047

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